Exhibit 99.01

Valero Energy Partners LP Reports 2015 First Quarter Results

•	First quarter 2015 EBITDA of $27.8 million and distributable cash flow of $27.5 million

•	Increased the first quarter 2015 cash distribution to $0.2775 per unit, or 31 percent above the first quarter 2014 cash distribution

•	Acquired the Houston and St. Charles Terminal Services Business on March 1, 2015 for $671 million

•	On track to execute $1 billion of acquisitions in 2015 from our sponsor, Valero Energy Corporation (Valero)

SAN ANTONIO, May 5, 2015 - Valero Energy Partners LP (NYSE: VLP, the Partnership), today reported first quarter 2015 net income attributable to partners of $22.1 million, or $0.37 per common limited partner unit. The Partnership generated earnings before interest, income taxes, depreciation, and amortization (EBITDA) of $27.8 million and distributable cash flow of $27.5 million. VLP’s coverage ratio for the first quarter of 2015 was 1.59x.

“We are executing our accelerated growth strategy,” said Joe Gorder, VLP Chairman and Chief Executive Officer. “We acquired the Houston and St. Charles terminals and announced a 31 percent year-over-year increase in the quarterly distribution per unit.”

First quarter 2015 revenues were $41.9 million versus first quarter 2014 revenues of $29.5 million. The increase was primarily related to the acquisition of the Houston and St. Charles Terminal Services Business and higher volumes in the Port Arthur and Memphis logistics systems.

Operating expenses in the first quarter of 2015 were $17.9 million, general and administrative expenses were $3.6 million, and depreciation expense was $7.5 million. Total costs and expenses were $3.7 million higher in the first quarter of 2015 compared to the first quarter of 2014, mainly due to incremental depreciation expense on assets placed into service in 2014, acquisition costs, and increased administrative and insurance expenses related to acquired businesses.

Liquidity and Financial Position
As of March 31, 2015, the Partnership had $128 million of total liquidity consisting of $28 million in cash and cash equivalents and $100 million available on its revolving credit facility. Capital spending attributable to the Partnership in the first quarter of 2015 was $1.3 million, including $1.1 million for maintenance and $0.2 million for expansion. For 2015, capital expenditures attributable to the Partnership are expected to total $12.5 million, of which approximately $7 million is for maintenance.

Strategic Update
Commenting on growth plans, Gorder said, “With more than two-thirds of Valero’s planned $1 billion of drop downs in 2015 already completed, we’re on track to continue growing distributions.”

The Partnership expects to complete another acquisition from its sponsor in the second half of 2015.

Conference Call
The Partnership’s senior management will host a conference call at 3 p.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s web site at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based, growth-oriented, master limited partnership formed by Valero Energy Corporation to own, operate, develop, and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of several of Valero’s refineries.

Contacts
Investors:
John Locke, Executive Director - Investor Relations, 210-345-3077
Karen Ngo, Manager - Investor Relations, 210-345-4574

Media:
Bill Day, Vice President - Communications, 210-345-2928

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Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the U.S. Securities and Exchange Commission, including the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q, available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (k) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Statement of income data (a):
Operating revenues – related party (b)	$41,886	$29,489
Costs and expenses:
Operating expenses (c)	17,864	16,237
General and administrative expenses (d)	3,565	3,097
Depreciation expense (e)	7,488	5,916
Total costs and expenses	28,917	25,250
Operating income	12,969	4,239
Other income, net (f)	111	666
Interest and debt expense, net of capitalized interest (g)	(601)	(228)
Income before income taxes	12,479	4,677
Income tax expense (benefit) (h)	(126)	157
Net income	12,605	4,520
Less: Net loss attributable to Predecessor	(9,516)	(5,962)
Net income attributable to partners	22,121	10,482
Less: General partner’s interest in net income	852	210
Limited partners’ interest in net income	$21,269	$10,272

Net income per limited partner unit (basic and diluted):
Common units	$0.37	$0.18
Subordinated units	$0.36	$0.18

Weighted-average limited partner units outstanding:
Common units – public (basic)	17,250	17,250
Common units – public (diluted)	17,250	17,252
Common units – Valero (basic and diluted)	12,176	11,540
Subordinated units – Valero (basic and diluted)	28,790	28,790

See Notes to Earnings Release on Table Page 6.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$19,875	$15,234
Pipeline transportation throughput (BPD) (i)	979,821	810,352
Average pipeline transportation revenue per barrel (j)	$0.23	$0.21
Terminaling:
Terminaling revenues (b)	$21,876	$13,967
Terminaling throughput (BPD)	807,429	568,856
Average terminaling revenue per barrel (j)	$0.30	$0.27
Storage revenues	$135	$288
Total operating revenues – related party	$41,886	$29,489
Capital expenditures (a):
Maintenance	$3,360	$3,778
Expansion	1,618	18,698
Total capital expenditures	4,978	22,476
Less: Capital expenditures attributable to Predecessor	3,693	21,612
Capital expenditures attributable to Partnership	$1,285	$864
Other financial information:
Distribution declared per unit	$0.2775	$0.2125
EBITDA attributable to Partnership (k)	$27,810	$13,858
Distributable cash flow (k)	$27,452	$13,565
Distribution declared:
Limited partner units – public	$4,790	$3,667
Limited partner units – Valero	11,721	8,570
General partner units – Valero	755	250
Total distribution declared	$17,266	$12,487
Coverage ratio (k)	1.59x	1.09x

	March 31,	December 31,
	2015	2014
Balance sheet data (a):
Cash and cash equivalents	$27,710	$236,579
Total assets	690,848	891,764
Current portion of debt and capital lease obligations	1,241	1,200
Debt and capital lease obligations, less current portion	361,103	1,519
Total debt and capital lease obligations	362,344	2,719
Partners’ capital	321,280	880,910
Working capital	37,997	238,365

See Notes to Earnings Release on Table Page 6.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Reconciliation of net income to EBITDA and distributable cash flow (a)(k):
Net income	$12,605	$4,520
Plus:
Depreciation expense	7,488	5,916
Interest and debt expense, net of capitalized interest	601	228
Income tax expense (benefit)	(126)	157
EBITDA	20,568	10,821
Less: EBITDA attributable to Predecessor	(7,242)	(3,037)
EBITDA attributable to Partnership	27,810	13,858
Plus:
Adjustments related to minimum throughput commitments	(20)	32
Projects prefunded by Valero	589	775
Other	384	—
Less:
Cash interest paid	172	236
Maintenance capital expenditures	1,139	864
Distributable cash flow	$27,452	$13,565
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a)(k):
Net cash provided by operating activities	$12,507	$13,178
Plus:
Changes in current assets and current liabilities	7,755	(2,771)
Changes in deferred charges and credits and other operating activities, net	(418)	73
Interest and debt expense, net of capitalized interest	601	228
Current income tax expense	123	113
EBITDA	20,568	10,821
Less: EBITDA attributable to Predecessor	(7,242)	(3,037)
EBITDA attributable to Partnership	27,810	13,858
Plus:
Adjustments related to minimum throughput commitments	(20)	32
Projects prefunded by Valero	589	775
Other	384	—
Less:
Cash interest paid	172	236
Maintenance capital expenditures	1,139	864
Distributable cash flow	$27,452	$13,565

See Notes to Earnings Release on Table Page 6.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Comparison of ratio of net income attributable to partners divided by total distribution declared to coverage ratio (k):
Net income attributable to partners	$22,121	$10,482
Total distribution declared	$17,266	$12,487
Ratio of net income attributable to partners divided by total distribution declared	1.28x	0.84x
Coverage ratio: Distributable cash flow divided by total distribution declared	1.59x	1.09x

The following tables present our consolidated statements of income for the three months ended March 31, 2015 and 2014, giving effect to the acquisition of the Houston and St. Charles Terminal Services Business for periods prior to March 1, 2015 and the acquisition of the Texas Crude Systems Business for periods prior to July 1, 2014. See Note (a) of Notes to Earnings Release for a discussion of the basis of this presentation.

	Three Months Ended March 31, 2015
	Valero Energy Partners LP	Houston and St. Charles Terminal Services Business (January 1, 2015 to February 28, 2015)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$41,886	$—	$41,886
Costs and expenses:
Operating expenses	10,669	7,195	17,864
General and administrative expenses	3,518	47	3,565
Depreciation expense	5,214	2,274	7,488
Total costs and expenses	19,401	9,516	28,917
Operating income (loss)	22,485	(9,516)	12,969
Other income, net	111	—	111
Interest and debt expense, net of capitalized interest	(601)	—	(601)
Income (loss) before income taxes	21,995	(9,516)	12,479
Income tax benefit	(126)	—	(126)
Net income (loss)	22,121	(9,516)	12,605
Less: Net loss attributable to Predecessor	—	(9,516)	(9,516)
Net income attributable to partners	$22,121	$—	$22,121

See Notes to Earnings Release on Table Page 6.

Table Page 4

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended March 31, 2014
	Valero Energy Partners LP (Previously Reported)	Texas Crude Systems Business (January 1, 2014 to March 31, 2014)	Houston and St. Charles Terminal Services Business (January 1, 2014 to March 31, 2014)	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party (b)	$21,531	$7,958	$—	$29,489
Costs and expenses:
Operating expenses	5,726	1,902	8,609	16,237
General and administrative expenses	2,595	437	65	3,097
Depreciation expense	3,058	843	2,015	5,916
Total costs and expenses	11,379	3,182	10,689	25,250
Operating income (loss)	10,152	4,776	(10,689)	4,239
Other income, net	648	18	—	666
Interest and debt expense, net of capitalized interest	(228)	—	—	(228)
Income (loss) before income taxes	10,572	4,794	(10,689)	4,677
Income tax expense	90	67	—	157
Net income (loss)	10,482	4,727	(10,689)	4,520
Less: Net income (loss) attributable to Predecessor	—	4,727	(10,689)	(5,962)
Net income attributable to partners	$10,482	$—	$—	$10,482

The following table presents our balance sheet data as of December 31, 2014, giving effect to the acquisition of the Houston and St. Charles Terminal Services Business. See Note (a) of Notes to Earnings Release for a discussion of the basis of this presentation.

	December 31, 2014
	Valero Energy Partners LP (Previously Reported)	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Cash and cash equivalents	$236,579	$—	$236,579
Total assets	596,073	295,691	891,764
Current portion of debt and capital lease obligations	1,200	—	1,200
Debt and capital lease obligations, less current portion	1,519	—	1,519
Total debt and capital lease obligations	2,719	—	2,719
Partners’ capital	585,219	295,691	880,910
Working capital	238,365	—	238,365

See Notes to Earnings Release on Table Page 6.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(a)
References to the “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole for periods after December 16, 2013, the date the Partnership completed its initial public offering (IPO). For periods prior to the IPO and periods prior to the Acquisitions (defined below), those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

Effective March 1, 2015, we acquired the Houston and St. Charles Terminal Services Business from Valero (the Houston and St. Charles Terminal Acquisition) for total consideration of $671.2 million consisting of (i) cash of $571.2 million and (ii) the issuance of 1,908,100 common units representing limited partner interests in us and 38,941 general partner units representing general partner interests in us to our general partner having an aggregate value, collectively, of $100.0 million. We funded the cash distribution to Valero with $211.2 million of our cash on hand, $200.0 million of borrowings under our revolving credit facility, and $160.0 million of proceeds from a subordinated credit agreement with Valero. We began receiving fees for services provided by this business commencing on March 1, 2015.

Effective July 1, 2014, we acquired the Texas Crude Systems Business from Valero (the Texas Crude Systems Acquisition) for total cash consideration of $154.0 million, and we began receiving fees for services provided by this business commencing on July 1, 2014.

The Texas Crude Systems Acquisition and the Houston and St. Charles Terminal Acquisition (collectively, the Acquisitions) were each accounted for as transfers of a business between entities under the common control of Valero. As entities under the common control of Valero, we recorded the Acquisitions on our balance sheet at Valero’s carrying value rather than fair value. Transfers between entities under common control are accounted for as though the transfer occurred as of the beginning of the period of transfer, and prior period financial statements and financial information are retrospectively adjusted to furnish comparative information. Accordingly, the statement of income data and operating highlights and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the Texas Crude Systems Business for periods presented prior to July 1, 2014 and the historical results of operations of the Houston and St. Charles Terminal Services Business for periods presented prior to March 1, 2015. In addition, the balance sheet data as of December 31, 2014 has been retrospectively adjusted to include the assets and liabilities of the Houston and St. Charles Terminal Services Business.

(b)
Operating revenues include amounts attributable to our Predecessor. Prior to being acquired by us, the Texas Crude Systems Business generated revenues by providing fee-based transportation and terminaling services to Valero, but the Houston and St. Charles Terminal Services Business did not charge Valero for services provided and did not generate revenues. Effective with the date of each of the Acquisitions, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in (i) changes to pipeline and terminaling throughput fees previously charged to Valero by the Texas Crude Systems Business and (ii) the recognition of terminaling revenues by the Houston and St. Charles Terminal Services Business.

(c)
The increase in operating expenses for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 was due primarily to an increase in waste handling costs of $802,000 at the St. Charles terminal. In addition, insurance expense increased $331,000 as a result of the assets of the acquired businesses being covered under our own insurance policies. Prior to the Acquisitions, our Predecessor was allocated a portion of Valero’s insurance costs.

(d)
The increase in general and administrative expenses for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 was due primarily to $546,000 in costs related to the acquisition of the Houston and St. Charles Terminal Services Business.

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(e)
The increase in depreciation expense for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 was due primarily to the effect of assets placed in service during 2014, including the expansion of the St. Charles terminal, the interconnection with TransCanada’s Cushing Marketlink pipeline, and the expansion of the Three Rivers crude system.

(f)
The decrease in “other income, net” for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 was due primarily to a decrease in scrap metal sales of $365,000 and a decrease in interest income (net of bank fees) of $190,000 attributable to a reduced cash balance during the three months ended March 31, 2015.

(g)
The increase in “interest and debt expense, net of capitalized interest” for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 was due primarily to $240,000 and $190,000 in interest expense incurred on borrowings of $200.0 million under our revolving credit facility and $160.0 million under a subordinated credit agreement with Valero, respectively, in connection with the acquisition of the Houston and St. Charles Terminal Services Business.

(h)
Our income tax expense (benefit) is associated with the Texas margin tax. During the three months ended March 31, 2015, we reduced our deferred income tax liabilities due to a reduction in the relative amount of revenue we generate in Texas compared to our total revenue. This reduction was a result of the acquisition of the Houston and St. Charles Terminal Services Business (which includes operations in Louisiana).

(i)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(j)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput can be derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to revenues presented in accordance with U.S. generally accepted accounting principles (GAAP).

(k)
We define EBITDA as net income before income tax expense, interest expense, and depreciation expense. We define distributable cash flow as EBITDA less cash payments during the period for interest, income taxes, and maintenance capital expenditures, plus adjustments related to minimum throughput commitments, capital projects prefunded by Valero, and certain other items. We define coverage ratio as the ratio of distributable cash flow to the total distribution declared.

EBITDA, distributable cash flow, and coverage ratio are supplemental financial measures that are not defined under GAAP. They may be used by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Table Page 7

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from the IPO date and compared to cumulative distributions from the IPO date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared. We have also provided the ratio of net income attributable to partners, the most directly comparable GAAP measure to distributable cash flow, to the total distribution declared.

Table Page 8